Exhibit 10.25

MERSANA THERAPEUTICS, INC.

2017 EMPLOYEE STOCK PURCHASE PLAN

1.                                      DEFINED TERMS

The following terms, when used in the Plan (as defined below), have the meanings and are subject to the provisions set forth below:

(a)                                 “401(k) Plan”:  A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company for the benefit of its employees.

(b)                                 “Account”:  A notional payroll deduction account maintained in the Participant’s name on the books of the Company.

(c)                                  “Administrator”:  The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

(d)                                 “Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under Sections 414(b) or 414(c) of the Code, except that such sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable.  The Company may at any time by amendment provide that different ownership thresholds apply.

(e)                                  “Board”:  The Board of Directors of the Company.

(f)                                   “Business Day”:   Any day on which the national stock exchange on which the Stock is traded is available and open for trading.

(g)                                 “Code”:  The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

(h)                                 “Company”:  Mersana Therapeutics, Inc.

(i)                                    “Compensation Committee”:  The Compensation Committee of the Board.

(j)                                    “Corporate Transaction”:  A (i)  consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company (or any Affiliate) is not the surviving corporation or which results in the acquisition of all or substantially all of the then-outstanding shares of Stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) sale or transfer of all or substantially all of the Company’s assets; (iii) dissolution or liquidation of the Company; or (iv) a “change in control event” as that term is defined in the regulations under Section 409A.  For the avoidance of doubt, an initial public offering shall not constitute a Change in Control.  Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) as determined by the Compensation Committee of the Board, the Corporate Transaction shall be deemed to have occurred upon consummation of the tender offer.

(k)                                 “Designated Subsidiary”:  A Subsidiary of the Company that has been designated by the Board or the Compensation Committee from time to time as eligible to participate in the Plan as set forth on Exhibit A.

(l)                                    “Effective Date”:  The date set forth in Section 23.

(m)                             “Eligible Employee”:  Any Employee who meets the eligibility requirements set forth in Section 4.

(n)                                 “Employee”:  Any person who is employed by the Company or a Designated Subsidiary.  For the avoidance of doubt, independent contractors and consultants are not “Employees” for purposes of the Plan.

(o)                                 “Eligible Compensation”:  Regular base salary, overtime payments, annual bonuses, commissions and other sales incentives (excluding, for the avoidance of doubt, any long-term incentive payments).  Eligible Compensation will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) Plan or a plan intended to qualify under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established.

(p)                                 “Exercise Date”:  The date set forth in Section 5 or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.

(q)                                 “Fair Market Value”:  As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 409A and Section 422 of the Code, to the extent applicable.

(r)                                  “Maximum Share Limit”:  The meaning set forth in Section 10.

(s)                                   “Option”:  An option granted pursuant to the Plan entitling the holder thereof to acquire shares of Stock upon payment of the Purchase Price with respect to such shares of Stock.

(t)                                    “Option Period”:  An offering period established in accordance with Section 5.

(u)                                 “Parent”:  A “parent corporation” as defined in Section 424(e) of the Code.

(v)                                 “Participant”:  An Eligible Employee who elects to enroll in the Plan.

(w)                               “Plan”:  The Mersana Therapeutics, Inc. 2017 Employee Stock Purchase Plan, as from time to time amended and in effect.

(x)                                 “Purchase Price”:  The price per share of Stock with respect to an Option Period determined in accordance with Section 9.

(y)                                 “Section 409A”:  Section 409A of the Code and the regulations thereunder.

(z)                                  “Section 423”:  Section 423 of the Code and the regulations thereunder.

(aa)                          “Stock”:  Common stock of the Company, par value $0.0001 per share.

(bb)                          “Subsidiary”:  A “subsidiary corporation” as defined in Section 424(f) of the Code.

2.                                      PURPOSE

The Plan is intended to enable Eligible Employees to use payroll deductions to purchase shares of Stock in offerings under the Plan, and thereby acquire an interest in the future of the Company.  The purposes of the Plan are to attract, retain and reward Eligible Employees, to incentivize them to generate stockholder value, to enable them to participate in the growth of the Company and to align their interests with the interests of the Company’s stockholders.  The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the application and requirements of Section 409A, and is to be construed accordingly.

3.                                      OPTIONS TO PURCHASE STOCK

Subject to adjustment pursuant to Section 16, the aggregate number of shares of Stock available for purchase pursuant to the exercise of Options granted under the Plan to Eligible Employees will be 225,000 shares of Stock, plus an annual increase, to be added as of January 1st of each year from January 1, 2018 to January 1, 2027, equal to least of (i) 450,000 shares of Stock; (ii) one percent of the number of shares of Stock outstanding as of the close of business on the immediately preceding December 31st; and (iii) the number of shares of Stock determined by the Board on or prior to such date for such year, up to maximum of 4,725,000 shares of Stock in the aggregate.  The shares of Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction.  If any Option granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will again be available for purchase pursuant to the exercise of Options under the Plan.  If, on an Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares then available under the Plan (after deduction of all shares for which Options have been exercised or are then-outstanding), the Administrator shall make a pro rata allocation of the shares remaining available for the Option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable.  In such event, the Administrator shall give written notice to each Participant of such reduction of the number of Options affected thereby and shall similarly reduce the rate of the Participant’s payroll deductions, if necessary.

4.                                      ELIGIBILITY

(a)                                 Eligibility Requirements.  Subject to Section 13, and the exceptions and limitations set forth in Sections 4(b) and (c) and 6, or as may be provided elsewhere in the Plan, each Employee (i) who has been continuously employed by the Company or a Designated Subsidiary, as applicable, for a period of at least ten (10) Business Days as of the first day of an Option Period; (ii) whose customary Employment with the Company or a Designated Subsidiary, as applicable, is for more than five (5) months per calendar year; (iii) who customarily works twenty (20) hours or more per week; and (iv) who satisfies the requirements set forth in the Plan, will be an Eligible Employee.

(b)                                 Five Percent Shareholders.  No Employee may be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code, would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.

(c)                                  Additional Requirements.  The Administrator may, for Option Periods that have not yet commenced, establish additional or other eligibility requirements, or amend the eligibility requirements set forth in subsection (a) above, in each case, not inconsistent with Section 423.

5.                                      OPTION PERIODS

The Plan will generally be implemented by a series of separate offerings referred to as “Option Periods”.  Unless otherwise determined by the Administrator, the Option Periods will be successive periods of approximately six (6) months commencing on the first Business Day in January and July of each year, anticipated to be on or around January 1 and July 1, and ending approximately six (6) months later on the last Business Day in June or December, as applicable, of each year, anticipated to be on or around June 30 and December 31, as applicable, of each year.  The last Business Day of each Option Period will be an “Exercise Date”.  The Administrator may change the Exercise Date and the commencement date, ending date and duration of the Option Periods to the extent permitted by Section 423, provided, however, that no Option may be exercised after 27 months from its grant date.

6.                                      OPTION GRANT

Subject to the limitations set forth in Sections 4 and 10, on the first day of an Option Period, each Participant automatically will be granted an Option to purchase shares of Stock on the Exercise Date; provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

7.                                      METHOD OF PARTICIPATION

(a)                                 Payroll Deduction Authorization.  To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction authorization, in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Option Period.  Such an Eligible Employee will remain a Participant with respect to subsequent Option Periods until his or her participation in the Plan is terminated as provided herein.  Such payroll deduction authorization must be delivered not later than ten (10) Business Days prior to the first day of an Option Period, or such other time as specified by the Administrator.

(b)                                 Changes to Payroll Deduction Authorization for Subsequent Option Periods.  A Participant’s payroll deduction authorization will remain in effect for subsequent Option Periods unless the Participant files a new payroll deduction authorization not later than ten (10) Business Days prior to the first day of the subsequent Option Period, or such other time as specified by the Administrator, or the Participant’s Option is cancelled pursuant to Section 13 or 14.

(c)                                  Changes to Payroll Deduction Authorization for Current Option Period.  During an Option Period, a Participant’s payroll deduction may not be reduced or increased.  A Participant may terminate his or her payroll deduction authorization during an Option Period by canceling his or her Option in accordance with Section 13.

(d)                                 Payroll Deduction Percentage.  Each payroll deduction authorization will request payroll deductions as a whole percentage from one percent (1%) to ten percent (10%) of an employee’s Eligible Compensation each payroll period.

(e)                                  Payroll Deduction Account.  All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account.  Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

8.                                      METHOD OF PAYMENT

A Participant must pay for shares of Stock purchased upon the exercise of an Option with accumulated payroll deductions credited to the Participant’s Account.

9.                                      PURCHASE PRICE

The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (i) the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6(i.e., the first day of the Option Period) and (ii) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 (i.e., the Exercise Date).

10.                               EXERCISE OF OPTIONS

(a)                                 Purchase of Shares.  Subject to the limitations set forth in Section 6 and this Section 10, with respect to each Option Period, on the applicable Exercise Date, each Participant will be deemed to have exercised his or her Option and the accumulated payroll deductions in the Participant’s Account will be applied to purchase the greatest number of shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price; provided, however, that no more than 4,000 shares of Stock may be purchased by a Participant on any Exercise Date, or such lesser number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”).  As soon as practicable thereafter, shares of Stock so purchased will be placed, in book-entry form, into a recordkeeping account in the name of the Participant.  No fractional shares of Stock will be purchased pursuant to the exercise of an Option under the Plan; any accumulated payroll deductions in a Participant’s Account that are not sufficient to purchase a whole share of Stock will be retained in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 13.

(b)                                 Return of Account Balance.  Except as provided in Section 10(a) with respect to fractional shares, any amount of payroll deductions in a Participant’s Account that is not used for the purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable.  If the Participant’s accumulated payroll deductions on the Exercise Date of an Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or the limits set forth in Section 6, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.

11.                               INTEREST

No interest will be payable on any amount held in the Account of any Participant.

12.                               TAXES

Payroll deductions will be made on an after-tax basis.  The Administrator will have the right, as a condition to exercising an Option, to make such provision as it deems necessary to satisfy the Company’s obligations to withhold federal, state, local or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan.  In the Administrator’s discretion and subject to applicable law, such tax obligations may be satisfied in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

13.                               CANCELLATION AND WITHDRAWAL

(a)                                 Cancellation of Payroll Deduction Authorization.  A Participant who holds an Option under the Plan may cancel all (but not less than all) of his or her Option and terminate his or her payroll deduction authorization by notice delivered to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator.  To be effective with respect to an upcoming Exercise Date, such cancellation notice must be delivered not later than ten (10) Business Days prior to such Exercise Date (or such other time as specified by the Administrator).  Upon such termination and cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter.  For the avoidance of doubt, a Participant who reduces his or her withholding rate for future payroll periods to zero percent (0%) pursuant to Section 7 will be deemed to have terminated his or her payroll deduction authorization and cancelled his or her Option as to future Option Periods, unless the Participant has delivered a new payroll deduction authorization for a subsequent Option Period in accordance with the rules of Section 7(b).

(b)                                 401(k) Hardship Withdrawal.  A Participant who makes a hardship withdrawal from a 401(k) Plan will be deemed to have terminated his or her payroll deduction authorization for subsequent payroll dates relating to the then-current Option Period as of the date of such hardship withdrawal and amounts accumulated in the Participant’s Account as of such date will be returned to the Participant, without interest, as soon as administratively practicable thereafter.  An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in Option Periods commencing after the date of his or her hardship withdrawal until the first Option Period that begins at least six months after the date of his or her hardship withdrawal.

14.                               TERMINATION OF EMPLOYMENT OR DEATH OF PARTICIPANT

Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable, for any reason or the death of a Participant during an Option Period prior to an Exercise Date or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Option held by him or her under the Plan will be deemed canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary, in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.

15.                               EQUAL RIGHTS; PARTICIPANT’S RIGHTS NOT TRANSFERABLE

All Participants granted Options in an offering under the Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423.  Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner.  In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator in its sole discretion, any Options held by him or her may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest, all of the Participant’s rights under the Plan will terminate.

16.                               CHANGE IN CAPITALIZATION; CORPORATE TRANSACTION

(a)                                 Change in Capitalization.  In the event of any change in the outstanding Stock by reason of a stock dividend, stock split, reverse stock split, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares of Stock available under the Plan, the number and type of shares of Stock granted under any outstanding Options, the maximum number and type of shares of Stock purchasable under any outstanding Option, and the Purchase Price under any outstanding Option will be appropriately adjusted; provided, that any such adjustment shall be made in a manner that complies with Section 423.

(b)                                 Corporate Transaction.  In the event of a Corporate Transaction, the Administrator may, in its discretion, (i) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute Option granted by the acquirer or successor corporation or by a parent or subsidiary of the acquirer or successor corporation; (ii) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants; and/or (iii) pursuant to Section 18, terminate the Option Period on or before the date of the proposed Corporate Transaction.

17.                               ADMINISTRATION OF PLAN

The Plan will be administered by the Administrator, which will have the authority to interpret the Plan, determine eligibility under the Plan, prescribe forms, rules and procedures relating to the Plan and otherwise do all things necessary or appropriate to carry out the purposes of the Plan.  All determinations and decisions by the Administrator regarding the interpretation or application of the Plan will be final and binding on all Participants and all other persons.

The Administrator may specify the manner in which the Company and/or Employees are to provide notices and forms under the Plan, and may require that such notices and forms be submitted electronically.

18.                               AMENDMENT AND TERMINATION OF PLAN

(a)                                 Amendment.  The Board reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within 12 months before or after its adoption.

(b)                                 Termination.  The Board reserves the right at any time or times to suspend or terminate the Plan.  In connection therewith, the Board may provide, in its sole discretion, either that outstanding Options will be exercisable either at the Exercise Date for the applicable Option Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.

19.                               APPROVALS

Shareholder approval of the Plan will be obtained prior to the date that is 12 months after the date of Board approval.  In the event that the Plan has not been approved by the shareholders of the Company prior to June 13, 2018, all Options to purchase shares of Stock under the Plan will be cancelled and become null and void.

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares of Stock and to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

20.                               PARTICIPANTS’ RIGHTS AS SHAREHOLDERS AND EMPLOYEES

A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares of Stock, and the shares of Stock have been issued to the Participant.

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Designated Subsidiary at any time.

21.                               RESTRICTIONS ON TRANSFER; INFORMATION REGARDING DISQUALIFYING DISPOSITIONS

Shares of Stock purchased under the Plan may, in the discretion of the Administrator, be subject to a restriction prohibiting the transfer, sale, pledge or alienation of such shares of Stock by a Participant, other than by will or by the laws of descent and distribution, for such period following such purchase as may be determined by the Administrator.

By electing to participate in the Plan, each Participant agrees to provide such information about any transfer of Stock acquired under the Plan that occurs within two years after the first day of the Option Period in which such Stock was acquired and within one year after the acquisition of such Stock as may be requested by the Company or any Designated Subsidiary in order to assist it in complying with applicable tax laws.

22.                               GOVERNING LAW

The Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law.

23.                               EFFECTIVE DATE AND TERM

The Plan will become effective upon adoption of the Plan by the Board and no rights will be granted hereunder after the earliest to occur of (i) the Plan’s termination by the Company; (ii) the issuance of all shares of Stock available for issuance under the Plan; and (iii) the day before the 10-year anniversary of the date the Board approves the Plan.

EXHIBIT A

Designated Subsidiaries

Designated Subsidiaries as of the date of adoption of the Plan by the Board are listed below: